Exhibit 10.8

AMENDMENT

TO

ACTIVISION, INC.

THIRD AMENDED AND RESTATED

2002 EMPLOYEE STOCK PURCHASE PLAN

Section 14 of the Third Amended and Restated 2002 Employee Stock Purchase Plan of Activision, Inc., is hereby deleted in its entirety and the following substituted in lieu thereof:

“SECTION 14.	STOCK OFFERED UNDER THE PLAN.

(a)          Authorized Shares. The aggregate number of shares of Stock available for purchase under the Plan shall be 2,700,000, subject to adjustment pursuant to this Section 14.

(b)          Capital Changes. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the structure of the Stock of the Company, an equitable adjustment shall be made in the number, kind, and the price of shares available for purchase under the Plan, and in the number of shares which an employee is entitled to purchase under the Plan, as determined by the Committee to be appropriate; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that the Options under the Plan shall terminate as of a date fixed by the Committee and give each Participant the right to exercise his or her Option as to all of the optioned stock, including shares which would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Option under the Plan shall be assumed or an equivalent Option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Participant shall have the right to exercise the Option as to all of the optioned stock. If the Committee makes an Option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant that the Option shall be fully exercisable for a period of twenty (20) days from the date of such notice, and the Option will terminate upon the expiration of such period. ”